Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Evans & Sutherland Computer Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of Evans & Sutherland Computer Corporation of our report dated March 12, 2015, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2014 and 2013, which report appears in the Annual Report on Form 10-K of Evans & Sutherland Computer Corporation for the year ended December 31, 2014.

/s/ Tanner LLC

Salt Lake City, Utah
March 13, 2015